Exhibit 107
Calculation of Filing Fee Tables
Form S-1
(Form Type)
Prime Medicine, Inc.
(Exact Name of Registrant as Specified in its Charter)
Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price(1)	Fee Rate	Amount of Registration Fee
Newly Registered Securities
Fees to be Paid	Equity	Common Stock, $0.00001 par value per share	Rule 457(a)	1,603,235(1)	$17.00(2)	$27,254,995.00	$0.0001102	$3,003.50(3)
	Total Offering Amounts					$27,254,995.00		$3,003.50
	Total Fees Previously Paid							—
	Total Fees Offsets							—
	Net Fee Due							$3,003.50
(1)Represents only the additional number of shares being registered and includes 209,117 shares of common stock issuable upon exercise of the underwriters’ option to purchase additional shares to cover over-allotments, if any. Does not include the securities that the Registrant previously registered on the Registration Statement on Form S-1 (File No. 333-267579).
(2)Estimated solely for the purpose of computing the registration fee in accordance with Rule 457(a) under the Securities Act of 1933, as amended.
(3)The registrant previously registered securities at an aggregate offering price not to exceed $184,230,000 on a Registration Statement on Form S-1 (File No. 333-267579), which was declared effective by the Securities and Exchange Commission on October 19, 2022. In accordance with Rule 462(b) under the Securities Act, an additional amount of securities having a proposed maximum aggregate offering price of $17.00 per share is hereby registered, which includes shares issuable upon the exercise of the underwriters’ option to purchase additional shares.